Exhibit 99.1

Q4 2024 Shareholder Letter airbnb

Key Financial Measures Q4 2024 FY 2024 Revenue $2.5B $11.1B Q4 revenue of $2.5 billion increased 12% compared to Q4 2023 primarily driven by the growth of nights 12% Y/Y 12% Y/Y stayed on the platform. 12% Y/Y (ex-FX) 12% Y/Y (ex-FX) Net Income $461M $2.6B We generated $461 million of net income during Q4 2024 and delivered a 19% net income margin. 19% Net income margin 24% Net income margin Adjusted EBITDA* Our Q4 Adjusted EBITDA of $765 million represented a 31% Adjusted EBITDA Margin. $765M $4.0B 31% Adjusted 36% Adjusted EBITDA Margin EBITDA Margin 4% Y/Y 11% Y/Y 3% Y/Y (ex-FX) 11% Y/Y (ex-FX) Free Cash Flow (“FCF”)* We generated $466 million of net cash provided by operating activities and $458 million of FCF in Q4. Our trailing twelve months (“TTM”) FCF was $4.5 billion, representing a TTM FCF Margin of 40%. $458M $4.5B 18% FCF Margin 40% FCF Margin Key Business Metrics Gross Booking Value (“GBV”) $17.6B $81.8B Strong growth in Nights and Experiences Booked and a modest increase in ADR drove $17.6 billion 13% Y/Y 12% Y/Y of GBV in Q4 2024. 15% Y/Y (ex-FX) 12% Y/Y (ex-FX) Nights and Experiences Booked 111.0M 491.5M In Q4 2024, Nights and Experiences Booked increased 12% year-over-year, accelerating across all regions. 12% Y/Y 10% Y/Y *A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter. 2

Q4 2024 Shareholder Letter Over the past several years, we’ve been preparing for Airbnb’s next chapter. We’ve rebuilt our platform from the ground up on a new technology stack, and improved the overall user experience, with over 535 features and upgrades based on feedback from our guests and hosts. Today, our service is better than ever, and our platform is ready to support the new offerings we’ll launch as part of our May 2025 Summer Release. While these efforts are setting us up for long-term growth, they’re already driving a positive impact on the business, which is evident from our Q4 results. Nights growth accelerated in Q4 compared to Q3—resulting in the highest-growth quarter of the year. This momentum allowed us to end 2024 with over 491 million Nights and Experiences Booked and nearly $82 billion of GBV. Revenue surpassed $11 billion in 2024 driven by strong demand and a modest increase in ADR, as well as our monetization efforts, including the expansion of our guest travel insurance and introduction of an additional service fee amount for cross-currency bookings. Adjusted EBITDA of $4.0 billion in 2024 increased 11% year-over-year and represented an Adjusted EBITDA Margin of 36%. We also generated $4.5 billion of FCF in 2024, highlighting the strength of our cash-generating business model. Airbnb is a fundamentally stronger company today than it was several years ago. Since our 2020 IPO, our revenue and GBV have tripled, and in 2024, we successfully outpaced the travel industry’s growth. We’re continuing to build on this momentum in 2025, executing a multi-year strategy to perfect the core service, accelerate growth in global markets, and launch and scale new offerings. Q4 and Full-Year 2024 Financial Results Here’s a snapshot of our Q4 and full-year 2024 results: • Q4 revenue was $2.5 billion, up 12% year-over-year. Revenue increased to $2.5 billion in Q4 2024 from $2.2 billion in Q4 2023, primarily driven by solid growth in nights stayed and a modest increase in Average Daily Rate (“ADR”). • Q4 net income was $461 million, representing a 19% net income margin. Net income increased to $461 million in Q4 2024 compared to a net loss of $349 million in Q4 2023. In Q4 2023, net loss included non-recurring tax withholding expenses and lodging tax reserves of approximately $1 billion. • Q4 Adjusted EBITDA was $765 million, up 4% year-over-year. Adjusted EBITDA increased to $765 million in Q4 2024 from $738 million in Q4 2023, which demonstrates the continued strength of our business and discipline in managing our cost structure. Adjusted EBITDA Margin was 31% in Q4 2024 compared to 33% in Q4 2023.1 • Q4 Free Cash Flow was $458 million, representing a FCF Margin of 18%. In Q4 2024, net cash provided by operating activities was $466 million compared to $63 million in Q4 2023. In Q4 2023, net cash provided by operating activities included non-recurring tax items associated with host withholding and lodging taxes. Our full-year 2024 FCF was $4.5 billion, representing a FCF Margin of 40%.2 1, 2 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter. 3

Q4 share repurchases of $838 million. Our strong cash flow enabled us to repurchase $838 million of our Class A common stock in Q4 2024. Share repurchases during full-year 2024 totaled $3.4 billion and helped us to reduce our fully diluted share count from 676 million at the end of 2023 to 658 million at the end of 2024. As of December 31, 2024, we had the ability to purchaseup to $3.3 billion of our Class A common stock under our current share repurchase authorization. Results from our 2024 Winter Release Hosting on Airbnb is one of the best ways to make money from your home, but not everyone has the time to do it. That’s why we introduced Co-Host Network,3 an easy way to find the best local co-hosts to help manage your Airbnb. Co-hosts provide personalized support based on hosts’ needs, from listing setup to managing bookings and communicating with guests. By helping take the work out of hosting, we believe we’ll be able to unlock a significant amount of high-quality supply. In the four months since launching, Co-Host Network has grown to support almost 100,000 listings. These listings earn approximately twice as much as Airbnb listings in comparable countries.4 We launched Co-Host Network in 10 countries, and are expanding it to Japan and Korea in the coming months. Driving growth through product optimizations Our ambition is to perfect our core service. As part of this work, we’re continuously rolling out product optimizations to drive business growth. Recent initiatives include enhanced search functionality, better merchandising, flexible payment options, and the launch of local payment methods in nearly two dozen countries, including Brazil, Korea, and Indonesia. Collectively, these optimizations have contributed to higher conversion rates, and we expect to see the full benefits in 2025. In the year ahead, we’ll begin delivering on an extensive roadmap of additional improvements. A rebuilt tech platform for new offerings Over the past several years, we’ve rebuilt the Airbnb technology stack, including completely overhauling and modernizing the app experience. We introduced brand-new listing management tools, making it easier for hosts to list and manage their homes, while giving them the ability to offer more services in the future. We’ve also upgraded our messaging system into a unified platform, making communication between guests and hosts more seamless. We’re already seeing our investments in performance pay off with improved usability, which we know drives growth. With this new tech platform, we can innovate faster and expand beyond short-term rentals into an extensible platform with a range of new offerings. 3 Co-Host Network is available in the app and at airbnb.com/host in 10 countries: Australia, Brazil, Canada, France, Germany, Italy, Mexico, Spain, UK, and the U.S. Hosts on the Co-Host Network typically have high ratings, low cancellation rates, and established Airbnb hosting experience. Ratings are based on guest reviews for listings they host or co-host and may not represent the co-host’s unique services.4 Based on projected earnings of new active listings added through the Co-Host Network compared to other new active listings in comparable countries in 2024.

SPOTLIGHT

Giving LA space to recover

The Los Angeles wildfires destroyed thousands of homes and forced tens of thousands of people to evacuate. In response, Airbnb.org, a nonprofit founded by Airbnb, housed more than 19,000 people, including families, first responders, and firefighters—along with over 2,300 pets. Overall, 100,000 free nights have been pledged by Airbnb.org, and its fundraising has been critical to the recovery effort. Airbnb has been a partner every step of the way, helping Airbnb.org issue credits that allowed guests in need to stay at no cost. We also amplified messaging to hosts and donors with social media posts, partnerships, web banners, and even the billboard on top of our HQ. These efforts have led to $27 million in donations so far, including $18 million from Airbnb and our founders.


Airbnb.org is offering free, emergency housing to people impacted by the Los Angeles wildfires.
airbnb.org
Airbnb.org
Send message
9:41
Airbnb is committed to housing 25,000 more LA wildfire evacuees.
Help or get help at airbnb.org

Social posts by Airbnb and our CEO

To drive awareness and donations, Airbnb and our CEO, Brian, posted messages on social media. These were then reshared by millions of followers, becoming Airbnb's most viewed social posts ever.


Help us house families displaced by the LA wildfires.
Learn more at airbnb.org
The New York Times

Display ads

Paid media on nytimes.com and customized messaging for locals on latimes.com helped to raise awareness of what people could do to help LA and their neighbors.


Mountain Spa Retreat
5 nights · Mar 3 – Mar 8
$1,501 total before taxes
Donate to LA wildfire housing relief
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In-product messaging

Custom call-outs were added to the Airbnb app and Airbnb.com, driving donations from our users.


$264
Guest price before taxes $301
This price increase is currently restricted.
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Blocking extreme price increases

We swiftly engineered and deployed a feature to prevent hosts in the LA area from raising prices by more than 10%.

5

Thousands of people who would have been forced to stay in makeshift shelters—like community centers or school gyms—were able to stay in actual homes thanks to Airbnb.org. This includes families with kids, people with disabilities, and guests with pets who would’ve otherwise had difficulty finding accommodations to fit their needs. Many of our LA hosts have gone even further than just providing housing—working to raise money and spread the message to other hosts. Airbnb.org’s work is a testament to our ability to partner effectively with cities and hosts to help communities in need. For displaced residents, these nights at no cost have meant more than just somewhere to stay. They’ve provided a place to regroup, to plan what’s next, and to stay connected to the city they call home. Kaitlyn is an interior designer and Airbnb co-host in Long Beach. She hosted and gathered donations for a family with an 11-year-old daughter, a 9-year-old son, a mom who was 38 weeks pregnant at the time, and their dogs. Kevin and his family lost their Altadena home to the wildfires. Kevin, along with his wife Bridget, son Copernicus, and dog Galaxy, were able to stay at a home for free through Airbnb.org. Hundreds of first responders, many traveling from other cities or states, were able to stay in Airbnbs around LA, some with their K9s, as they worked to contain the wildfires. 6

SPOTLIGHT Found in translation Japan is one of the largest global travel markets, but many locals didn’t feel Airbnb was relevant to them. Speaking more precisely to how Japanese people like to travel presented a huge market opportunity heading into 2025. Localizing the product To enhance the app and website for Japanese guests, we highlight specific amenities preferred by locals, along with reviews from fellow Japanese travelers. In addition, we feature homes and points of interest that are perfect for domestic weekend travel—one of the most popular types of travel in Japan. Leading with reviews from Japanese travelers Surfacing reviews from fellow Japanese guests creates more trust in the reviews and a lift in bookings. Highlights preferred by Japanese guests More relevant listing pages feature highlights that locals care about, like being close to a subway station. More accurate search with popular landmarks Maps now show more precise locations for homes in rural areas, and points of interest like onsens. 7

Localizing the message We reintroduced the brand to Japan with an integrated campaign featuring the line, “All types of accommodations, all flavors of Japan.” It talks to the breadth of Airbnb homes in unique parts of the country where travelers can stay for a weekend. Billboards and outdoor posters Iconic placements showed the best Airbnb homes a couple hours away from major Japanese cities to inspire locals to travel nearby. Video advertising We used TV and online video to tell stories that resonated with young, urban Japanese travelers, our key target audience. Social campaign Social ads tapped cultural insights, local idioms, and a more playful tone to appeal to a younger audience. 8

Q4 and FY 2024 Business and Financial Performance Q4 2024 111.0M $17.6B Nights & Experiences Booked Gross Booking Value 12% Y/Y 13% Y/Y 15% Y/Y (ex-FX) FY 2024 491.5M $81.8B Nights & Experiences Booked Gross Booking Value 10% Y/Y 12% Y/Y 12% Y/Y (ex-FX) Building off of the momentum seen early in the quarter, Nights and Experiences Booked accelerated in Q4 to 111 million, representing 12% year-over-year growth. We ended the year with December having the highest year-over-year growth in nights booked of any month in 2024. Growth has continued to be driven in part by our app strategy, with nights booked on our app in Q4 increasing 22% year-over-year. App bookings in Q4 accounted for 60% of total nights booked—up from 55% in the prior year period. We also saw a notable acceleration in the number of first-time bookers on our platform. Globally, we saw an acceleration in growth across all regions, with Asia Pacific and Latin America again leading the way. The increase in Nights and Experiences Booked combined with a modest increase in ADR drove strong GBV growth. In Q4 2024, GBV was $17.6 billion, representing a year-over-year increase of 13%. Geographic Mix Airbnb is in over 220 countries and regions, and yet the majority of our business is in five countries. This represents a significant opportunity for us. In order to drive growth and market penetration globally, we have created a comprehensive strategy, focusing on both broad and localized efforts. We have implemented our strategy in a certain number of countries and are excited with the preliminary results. For instance, in Q4 2024, the average growth rate of gross nights booked on an origin basis in our expansion markets was more than twice the rate of our core markets. Over the coming years, we will continue to prioritize our efforts to close the consideration gap and accelerate penetration levels. Regional highlights, including our expansion markets, are as follows: • North America: In North America, we saw mid-single digits Nights and Experiences Booked growth in Q4 2024 compared to Q4 2023, an acceleration relative to Q3 2024, driven by broad strength of underlying travel trends within the region. ADR in North America increased 3% in 9

Q4 2024 compared to Q4 2023, driven by price appreciation and mix shift. Growth in short-term stays and entire homes continued to outpace long-term stays (trips of 28 days or more) and Airbnb rooms, respectively, helping to drive the mix shift. • EMEA: In EMEA, we saw low-double digits Nights and Experiences Booked growth in Q4 2024 compared to Q4 2023. In Q4 2024, we saw sequential acceleration in nights booked across domestic and cross-border travel, as well as urban and non-urban markets. Additionally, we saw an acceleration of growth across all age ranges. Lastly, ADR increased 6% on a reported and FX-neutral basis in Q4 2024 compared to Q4 2023, driven by continued price appreciation and mix shift. • Latin America: In Latin America, we saw low-20s Nights and Experiences Booked growth in Q4 2024 compared to Q4 2023. We continue to see the highest level of growth for domestic travel with these nights increasing 30% compared to the same prior-year period. In addition, we saw significant growth in nights booked across all durations, including those for long-term stays. During Q4 2024, ADR declined 5% on a year-over-year basis, largely due to FX. On an FX-neutral basis, ADR increased 4% compared to Q4 2023. During the second half of 2024, we introduced brand campaigns more broadly in Latin America, helping to raise awareness and showcase the unique offerings on Airbnb. In Q4 2024, we saw growth in the number of first-time bookers in Latin America accelerate nearly 15 percentage points compared to Q3. Within the region, Brazil continues to outpace other countries. Origin nights booked in Brazil grew over 20% for both Q4 and full-year 2024. We also successfully introduced a local payment method, Pix, in Brazil which led to an uplift in bookings and first-time bookers. As we expand globally, we will continue to prioritize product localization to address the needs of each country. • Asia Pacific: In Asia Pacific, we saw low-20s Nights and Experiences Booked growth in Q4 2024 compared to Q4 2023. While we saw strong growth domestically, cross-border continues to drive the majority of nights booked in APAC. In fact, in Q4 2024, cross-border nights booked increased 27% year-over-year. During Q4 2024, ADR increased 1% on a year-over-year basis, largely due to price appreciation. On an FX-neutral basis, ADR increased 2% compared to Q4 2023. Although the recovery has been and continues to be gradual, we are encouraged by the recovery of the China outbound business with nights booked growing 25% year-over-year in Q4 2024. Average Daily Rates ADR was $158 in Q4 2024, increasing 1% compared to Q4 2023. Excluding the impact of FX, ADR in Q4 2024 increased 2% and was up across all regions, largely due to price appreciation. Supply We ended Q4 2024 with more than 5 million hosts and over 8 million active listings around the world. We continued to see growth in both high density urban and non-urban destinations, with the most growth in those regions with the highest demand—Latin America and Asia Pacific. Our supply growth strategy is focused on: 10

Targeted acquisition. Ensuring we have sufficient supply in supply constrained markets. • Calendar availability. Helping existing hosts to host more often. For instance, to make it even easier, we introduced Co-Host Network last year. Whether it’s setting up a listing, welcoming guests, or cleaning, a co-host can help. • Quality listings. Removing low-quality supply and making it easier for guests to find the best places to stay. Since we launched our updated hosting quality system in 2023, we’ve removed over 400,000 listings, and have seen a reduction in customer service issue rates and credit card chargeback rates, while guest net promoter scores have improved. 11

Q4 2024 $2.5B $461M $765M Revenue Net Income Adjusted EBITDA 12% Y/Y 19% Margin 31% Margin 12% Y/Y (ex-FX) $466M $458M Net Cash Provided by Free Cash Flow Operating Activities 18% Margin 19% Margin FY 2024 $11.1B $2.6B $4.0B Revenue Net Income Adjusted EBITDA 12% Y/Y 24% Margin 36% Margin 12% Y/Y (ex-FX) $4.5B $4.5B Net Cash Provided by Free Cash Flow Operating Activities 40% Margin 41% Margin In Q4 2024, revenue was $2.5 billion, representing a year-over-year increase of 12%. The increase in revenue was driven by the strong growth in nights stayed and a modest increase in ADR, as well as our monetization efforts, including the expansion of our guest travel insurance and introduction of an additional service fee amount for cross-currency bookings. Net income in Q4 2024 was $461 million (19% net income margin) compared to net loss of $349 million in Q4 2023. In Q4 2023, net loss included non-recurring tax withholding expenses and lodging tax reserves 12 of approximately $1 billion. Specifically, general and administrative expense included approximately $935 million of non-recurring tax withholding expenses and lodging tax reserves. For the full-year 2025, we anticipate our effective tax rate to slightly below our long-term effective tax rate of approximately 20%, subject to variables including profitability, stock-based compensation deductions, and changes in tax laws. Adjusted EBITDA in Q4 2024 of $765 million increased compared to $738 million in Q4 2023.5 The growth in our Q4 2024 Adjusted EBITDA reflects the continued strength of our business and cost discipline. Adjusted EBITDA Margin during Q4 2024 was 31%, down compared to 33% in Q4 2023, due to investments in sales and marketing and product development. We generated $458 million of FCF during Q4 and $4.5 billion of FCF in 2024, highlighting the strength of our cash-generating business model. Monetization and Take Rate During Q4 2024, the implied take rate (defined as revenue divided by GBV) of 14.1% was down slightly year-over-year. As previously mentioned, Q4 2023 revenue included one-time benefits recognized from unused gift cards, creating an unfavorable comparison on a year-over-year basis. During Q2 2024, we began charging an additional service fee amount for cross-currency bookings. The change does not affect the majority of our guests as cross-currency transactions comprise approximately 20% of our GBV. In addition, since the introduction of our paid guest travel insurance in 2022, we’ve been gradually offering it in more countries and now have it available in 12 of our largest countries. Stock-Based Compensation For full-year 2024, stock-based compensation (“SBC”) expense increased 26%, driven by headcount growth and the accounting for our restricted stock unit (“RSU”) awards, which has changed over time. As previously mentioned, the remaining portion of the double trigger RSUs that we issued prior to our IPO in December 2020 fully vested in 2024. In 2025, we anticipate that the growth rate of SBC will approximate headcount growth. 5 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter. 13

Quarterly Revenue ($M)

Q4 2024 revenue of $2.5 billion increased 12% compared to Q4 2023.



$3,000M
$2,250M
$1,500M
$750M
$0M
24%
$1,902
17%
$2,218
12%
$2,480
Q4 2022
Q4 2023
Q4 2024
Y/Y Change

Quarterly Net Income (Loss) ($M)

Net income increased to $461 million in Q4 2024 compared to a net loss of $349 million in Q4 2023. In Q4 2023, net loss included non-recurring tax withholding expenses and lodging tax reserves of approximately $1 billion.



$500M
$250M
$0M
$(250)M
$(500)M
17%
$319
22%*
$489*
$(349)
(16)%
19%
$461
Q4 2022
Q4 2023
Q4 2024
Net income (loss) % of revenue
Adjusted net income (loss) % of revenue
* Excludes approximately $1 billion of non-recurring tax items

Quarterly Adjusted EBITDA ($M)**

Our Q4 Adjusted EBITDA of $765 million represented a 31% Adjusted EBITDA Margin.



$800M
$600M
$400M
$200M
$0M
27%
$506
33%
$738
31%
$765
Q4 2022
Q4 2023
Q4 2024
Adjusted EBITDA % of revenue

**A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

14

Quarterly Net Cash Provided by Operating Activities ($M)

In Q4 2024, net cash provided by operating activities was $466 million.



$600M
$450M
$300M
$150M
$0M
24%
$463
3%
$63**
19%
$466
Q4 2022
Q4 2023
Q4 2024
Net cash provided by operating activities
% of revenue
** Includes non-recurring tax withholding expenses and lodging tax reserves

Quarterly Free Cash Flow ($M)*

We generated $458 million of FCF in Q4 2024, representing a FCF Margin of 18%.



$600M
$450M
$300M
$150M
$0M
24%
$455
2%
$46**
18%
$458
Q4 2022
Q4 2023
Q4 2024
Free Cash Flow
% of revenue
** Includes non-recurring tax withholding expenses and lodging tax reserves

TTM Free Cash Flow ($M)*

We generated $4.5 billion of TTM FCF in 2024, representing a TTM FCF Margin of 40%.



$6,000M
$4,500M
$3,000M
$1,500M
$0M
41%
$3,405
39%
$3,837**
40%
$4,484
Q4 2022
Q4 2023
Q4 2024
TTM Free Cash Flow
% of TTM revenue
** Includes non-recurring tax withholding expenses and lodging tax reserves

*A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

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Shares (M) We repurchased $838 million of Class A common stock during Q4 2024 to help manage the impact of share dilution. 800M Fully Diluted 694 676 658 Share Count 63 38 35 Stock Based Awards & 600M Warrants Outstanding 631 638 623 Common Shares 400M Outstanding 200M 0M Dec 2022 Dec 2023 Dec 2024 16

Balance Sheet and Cash Flows For the three months ended December 31, 2024, we reported $466 million of net cash provided by operating activities and $458 million of FCF, compared to $63 million and $46 million, respectively, for the three months ended December 31, 2023.6 During the three months ended December 31, 2023, net cash provided by operating activities included non-recurring tax items associated with host withholding and lodging taxes. As of December 31, 2024, we had $10.6 billion of cash and cash equivalents, short-term investments, and restricted cash, as well as $5.9 billion of funds held on behalf of guests. Capital Allocation During Q4 2024, we repurchased $838 million of our Class A common stock. As of December 31, 2024, we had $3.3 billion remaining under our $6 billion repurchase authorization. The repurchase program continues to be executed as part of our broader capital allocation strategy which prioritizes investments in organic growth, strategic acquisitions where relevant, and return of capital to shareholders, in that order. Our strong balance sheet and significant cash flow generation provides us the opportunity to pursue all three capital allocation priorities. In addition to our share repurchase plan, we often use corporate cash to make required tax payments associated with the vesting of employee RSUs, and withhold a corresponding number of shares from employees, rather than selling employee shares on their behalf to cover related taxes. Since the inception of our share repurchases in Q3 2022, our fully diluted share count has decreased approximately 7%, driven in part by our share repurchases and cash used for employee tax obligations totaling $9.3 billion. Outlook In 2024, we successfully outpaced the travel industry’s growth, and in 2025, we aim to build on this momentum. Our strategy to deliver industry-leading growth remains: improving our core business, accelerating growth in global markets, and launching and scaling new offerings beginning with our Summer Release. Q4 was our highest nights and bookings growth quarter of 2024 and we are excited by the continued strong demand we are seeing in 2025. For Q1 2025, we expect to deliver revenue of $2.23 billion to $2.27 billion, representing year-over-year growth of 4% to 6%, or 7% to 9% excluding the impact of FX. As we mentioned in our previous shareholder letter, revenue in Q1 2024 benefited from both the timing of Easter and the inclusion of Leap Day, creating an unfavorable comparison of approximately three percentage points on a year-over-year basis in Q1 2025. Excluding the impact of the calendar factors and FX headwinds, we anticipate revenue year-over-year growth would be 10% to 12%. We expect year-over-year growth of Nights and Experiences Booked in Q1 2025 to be relatively stable compared to Q1 2024 after excluding Leap Day, which contributed to approximately one percentage 6 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter. 17 point of growth in Q1 2024. In Q1 2025, we expect ADR to decline slightly on a year-over-year basis, largely driven by FX headwinds. Excluding the impact of FX, we would have anticipated a slight year-over-year increase in ADR. In Q1 2025, we expect Adjusted EBITDA and Adjusted EBITDA Margin to decline compared to Q1 2024, primarily driven by the one-time calendar factors and FX headwinds impacting revenue. Excluding the impact of the calendar factors and FX headwinds, Adjusted EBITDA Margin in Q1 2025 would be approximately flat year-over-year. For the full year 2025, we intend to continue to deliver improving economics and strong FCF generation of our core business, while investing in growth opportunities. Specifically, we plan to invest $200 million to $250 million towards launching and scaling new businesses to be introduced later this year. Inclusive of these investments, we expect to deliver a full-year Adjusted EBITDA Margin of at least 34.5%—maintaining our strong track record of profitability without compromising our growth initiatives. The impact of these investments on our quarterly Adjusted EBITDA Margin will be the most pronounced during the first nine months of 2025 due to the timing of when we introduce these new offerings. We anticipate a more significant contribution to revenue growth as these businesses scale over the coming years. Earnings Webcast Airbnb will host an audio webcast to discuss its fourth quarter results at 1:30 p.m. PT / 4:30 p.m. ET on February 13, 2025. The link to the webcast will be made available on the Investor Relations website at https://investors.airbnb.com. Interested parties can register for the call in advance by visiting https://registrations.events/direct/ Q4I6636537. After registering, instructions will be shared on how to join the call. Investor Relations Contact: ir@airbnb.com Press Contact: contact.press@airbnb.com About Airbnb Airbnb was born in 2007 when two hosts welcomed three guests to their San Francisco home, and has since grown to over 5 million hosts who have welcomed over 2 billion guest arrivals in almost every country across the globe. Every day, hosts offer unique stays and experiences that make it possible for guests to connect with communities in a more authentic way. Forward-Looking Statements This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Airbnb, Inc. and its consolidated subsidiaries (the “Company”), including its financial outlook for the first quarter 18 of 2025 and the fiscal year 2025; the other expectations described under “Outlook “above; the Company’s expectations regarding travel trends and the travel industry generally; the Company’s strategic priorities and investments, including those in certain markets; the Company’s expectations with respect to the demand for bookings, and expectations with respect to increases in and the quality of active listings; the Company’s expectations regarding cross-border travel; the Company’s expectation of attracting and retaining more hosts; the Company’s expectations regarding increases in guest arrivals; the growth of active listings; the Company’s expectations regarding international expansion; the Company’s expectations regarding long-term stays through its platform; the Company’s expectations regarding its investments in sales and marketing; the Company’s expectations regarding bookings around major holidays or events; the Company’s plans regarding guest service fees and cross-currency bookings and the impact on take rate; the Company’s expectations regarding its financial performance, including its revenue, implied take rate, Adjusted EBITDA, and Adjusted EBITDA Margin; the Company’s expectations regarding future operating performance, including Nights and Experiences Booked and GBV; the Company’s expectations regarding ADR; the anticipated tax rate; the Company’s expectations regarding marketing spend; the Company’s expectations with respect to stock-based compensation expense; the Company’s share repurchase program; the Company’s expectations for product and services growth and enhancements, including the ongoing impact and results from platform enhancements or new features, including the Company’s 2024 Winter Release; the Company’s expectations regarding its Co-Host Network; the Company’s expectations of Airbnb.org’s efforts; the Company’s expectations regarding the success of offerings beyond accommodations; and the Company’s business strategy, plans, and objectives for future operations. In some cases, forward-looking statements can be identified by terms such as “may, ““will, ““appears, ““should, ““expects, ““plans, ““anticipates, ““could, ““outlook, ““intends, ““target, ““projects, ““contemplates, ““believes, ““estimates, ““predicts, ““potential, “or “continue, “or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements, and reported results should not be considered as an indication of future performance. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, the travel industry, travel trends, and the global economy generally; the Company’s ability to retain existing hosts and guests and add new hosts and guests; any decline or disruption in the travel and hospitality industries or economic downturn; the Company’s ability to compete successfully; changes to the laws and regulations that may limit the Company’s hosts’ ability and willingness to provide their listings, and/or result in significant fines, liabilities, and penalties to the Company; the effect of extensive regulation and oversight, litigation, and other proceedings related to the Company’s business in a variety of areas; the Company’s ability to maintain its brand and reputation, and effectively drive traffic to its platform; the effectiveness of the Company’s strategy and business initiatives; the Company’s operations in international markets; the Company’s level of indebtedness; the Company’s final accounting closing procedures, final adjustments, and other developments that may arise in the course of audit and review procedures; and changes in political, business, and economic conditions; as well as other risks listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024 and any subsequent filings, which are or will be on file with the SEC and available on the investor relations page of the Company’s website. All forward-looking statements are based on 19 information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter. The information that can be accessed through hyperlinks or website addresses included herein is deemed not to be incorporated in or part of this letter. Non-GAAP Financial Measures In addition to our results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we review financial measures that are not calculated and presented in accordance with GAAP (“non-GAAP financial measures”). We believe our non-GAAP financial measures are useful in evaluating our operating performance. We use various non-GAAP financial information, collectively, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance, and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation of each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP is provided below. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. Our non-GAAP financial measures include Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Free Cash Flow Margin, trailing twelve months (“TTM”) Free Cash Flow, TTM Free Cash Flow Margin, revenue change excluding the effect of changes in foreign exchange rates (“ex-FX”), and Adjusted EBITDA ex-FX. Adjusted EBITDA is defined as net income or loss adjusted for (i) provision for (benefit from) income taxes; (ii) other income (expense), net, and interest income; (iii) depreciation and amortization; (iv) stock-based compensation expense; (v) acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements; (vi) lodging taxes for which we may have joint and several liability with hosts for collecting and remitting such taxes, withholding taxes on payments made to such hosts, and any related settlements and transactional taxes where there is significant ambiguity as to how the taxes apply to our platform; and (vii) restructuring charges. The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core results of operations and renders comparisons with prior periods and competitors less meaningful. Reconciliations of expected Adjusted EBITDA and Adjusted EBITDA Margins to corresponding net income (loss) and net income (loss) margins have not been provided because of the unpredictability of certain of the items excluded from Adjusted EBITDA and because we cannot determine their probable significance. We believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business performance. Moreover, we have included Adjusted 20

EBITDA in this letter because it is a key measurement used by our management internally to make operating decisions, including those related to operating expenses, evaluating performance, and performing strategic planning and annual budgeting. Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following: • Adjusted EBITDA does not reflect interest income and other income (expense), net, which include unrealized and realized gains and losses on foreign currency exchange, investments, and financial instruments; • Adjusted EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets, and although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash requirements for such replacements or for new capital expenditure requirements; • Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy; • Adjusted EBITDA excludes acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements. The contingent consideration, which was in the form of equity, was valued as of the acquisition date and is marked-to-market at each reporting period based on factors including our stock price; • Adjusted EBITDA does not reflect lodging taxes for which we may have joint and several liability with hosts for collecting and remitting such taxes, withholding taxes on payments made to such hosts, and any related settlements and transactional taxes where there is significant ambiguity as to how the taxes apply to our platform; and • Adjusted EBITDA does not reflect restructuring charges, which include impairment of operating lease right-of-use assets and leasehold improvements. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA Margin alongside other financial performance measures, including net income (loss) and our other GAAP results. Free Cash Flow represents net cash provided by operating activities less purchases of property and equipment. We believe Free Cash Flow is a meaningful indicator of liquidity that provides information to management and investors about the amount of cash generated from operations that, after purchases of property and equipment, can be used for strategic initiatives, including continuous investment in our business, growth through acquisitions, and strengthening our balance sheet. Our Free Cash Flow is impacted by the timing of GBV because we collect our service fees at the time of booking, which is generally before a stay or experience occurs. Funds held on behalf of our hosts and guests and amounts payable to our hosts and guests do not impact Free Cash Flow, except interest earned on these funds. 21

Free Cash Flow Margin is defined as Free Cash Flow divided by revenue. We track our TTM Free Cash Flow to account for the timing difference in when we receive cash from service fees, which is at the time of booking. Free Cash Flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as net cash provided by operating activities. Free Cash Flow does not reflect our ability to meet future contractual commitments and may be calculated differently by other companies in our industry, limiting its usefulness as a comparative measure. TTM Free Cash Flow Margin is defined as TTM Free Cash Flow divided by TTM revenue. In addition to the actual amount or percentage change, we disclose the amount or percentage change in our current period results for revenue, GBV, Adjusted EBITDA, and ADR from the corresponding prior period results by comparing results using constant currencies. We present constant currency amounts and change rate information to provide a framework for assessing how our revenue, GBV, net income (loss), Adjusted EBITDA, and ADR performed excluding the effect of changes in foreign exchange rates. We use the amounts and percentage change in constant currency revenues, GBV, net income (loss), Adjusted EBITDA, and ADR for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe the presentation of results on a constant currency basis in addition to the U.S. GAAP presentation helps improve the ability to understand our performance because it excludes the effects of foreign currency volatility that are not indicative of our core operating results. We calculate the percentage change in constant currency by determining the change in the current period over the prior comparable period where current period foreign currency amounts are translated using the exchange rates of the comparative period. Share Repurchases Share repurchases under our share repurchase programs may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades or accelerated share repurchase transactions, or by any combination of such methods. Any such repurchases will be made from time to time subject to market and economic conditions, applicable legal requirements and other relevant factors. Our share repurchase program does not obligate us to repurchase any specific number of shares and may be modified, suspended, or terminated at any time at our discretion. 22

Quarterly Summary

				2022				2023				2024
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Nights and Experiences Booked	102.1M	103.7M	99.7M	88.2M	121.1M	115.1M	113.2M	98.8M	132.6M	125.1M	122.8M	111.0M
Y/Y	59%	25%	25%	20%	19%	11%	14%	12%	9%	9%	8%	12%
Gross Booking Value	$17.2B	$16.9B	$15.6B	$13.5B	$20.4B	$19.1B	$18.3B	$15.5B	$22.9B	$21.2B	$20.1B	$17.6B
Y/Y	67%	27%	31%	20%	19%	13%	17%	15%	12%	11%	10%	13%
Gross Booking Value per Night and Experience Booked (or ADR)	$168.07	$163.74	$156.44	$152.81	$168.43	$166.01	$161.38	$156.73	$172.88	$169.53	$163.64	$158.13
Y/Y	5%	1%	5%	(1)%	-%	1%	3%	3%	3%	2%	1%	1%

				2022				2023				2024
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Revenue	$1,509M	$2,104M	$2,884M	$1,902M	$1,818M	$2,484M	$3,397M	$2,218M	$2,142M	$2,748M	$3,732M	$2,480M
Y/Y	70%	58%	29%	24%	20%	18%	18%	17%	18%	11%	10%	12%
FX Neutral Y/Y	74%	64%	36%	31%	24%	19%	14%	14%	18%	11%	10%	12%
Net income (loss)	$(19)M	$379M	$1,214M	$319M	$117M	$650M	$4,374M	$(349)M	$264M	$555M	$1,368M	$461M
Adjusted EBITDA	$229M	$711M	$1,457M	$506M	$262M	$819M	$1,834M	$738M	$424M	$894M	$1,958M	$765M
Net cash provided by operating activities	$1,202M	$801M	$964M	$463M	$1,587M	$909M	$1,325M	$63M	$1,923M	$1,051M	$1,078M	$466M
Free Cash Flow	$1,196M	$796M	$958M	$455M	$1,581M	$900M	$1,310M	$46M	$1,909M	$1,043M	$1,074M	$458M
TTM Net cash provided by operating activities	$2,909M	$2,920M	$3,349M	$3,430M	$3,815M	$3,923M	$4,284M	$3,884M	$4,220M	$4,362M	$4,115M	$4,518M
TTM Free Cash Flow	$2,886M	$2,899M	$3,328M	$3,405M	$3,790M	$3,894M	$4,246M	$3,837M	$4,165M	$4,308M	$4,072M	$4,484M

				2022				2023				2024
	Mar 31	Jun 30	Sept 30	Dec 31	Mar 31	Jun 30	Sept 30	Dec 31	Mar 31	Jun 30	Sept 30	Dec 31
Cash and other liquid assets (1)	$9,337M	$9,910M	$9,629M	$9,639M	$10,624M	$10,369M	$10,986M	$10,095M	$11,128M	$11,286M	$11,280M	$10,636M
Funds receivable and amounts held on behalf of customers	$6,105M	$7,466M	$4,805M	$4,783M	$7,760M	$9,144M	$5,986M	$5,869M	$8,737M	$10,342M	$6,573M	$5,931M
Unearned fees	$1,748M	$1,981M	$1,220M	$1,182M	$2,172M	$2,347M	$1,467M	$1,427M	$2,434M	$2,621M	$1,657M	$1,616M

[1] Includes cash and cash equivalents, restricted cash, and short-term investments.

23

Condensed Consolidated Statements of Operations Unaudited (in millions, except per share amounts) Three Months Ended Year Ended December 31 December 31 2023 2024 2023 2024 Revenue $2,218 $2,480 $9,917 $11,102 Costs and expenses: Cost of revenue 384 427 1,703 1,878 Operations and support (1) 271 290 1,186 1,282 Product development (1) 432 538 1,722 2,056 Sales and marketing (1) 424 547 1,763 2,148 General and administrative (1) 1,203 248 2,025 1,185 Total costs and expenses 2,714 2,050 8,399 8,549 Income (loss) from operations (496) 430 1,518 2,553 Interest income 192 183 721 818 Other income (expense), net (79) 9 (137) (40) Income (loss) before income taxes (383) 622 2,102 3,331 Provision for (benefit from) income taxes (34) 161 (2,690) 683 Net income (loss) $(349) $461 $4,792 $2,648 Net income (loss) per share attributable to Class A and Class B common stockholders: Basic $(0.55) $0.74 $7.52 $4.19 Diluted $(0.55) $0.73 $7.24 $4.11 Weighted-average shares used in computing net income (loss) per share attributable to Class A and Class B common stockholders: Basic 640 625 637 632 Diluted 640 636 662 645 (1) Includes stock-based compensation expense as follows (in millions): Three Months Ended Year Ended December 31 December 31 2023 2024 2023 2024 Operations and support $17 $25 $68 $90 Product development 179 232 694 886 Sales and marketing 33 46 130 170 General and administrative 61 65 228 261 Stock-based compensation expense $290 $368 $1,120 $1,407 24

Condensed Consolidated Balance Sheets Unaudited (in millions) December 31 2023 2024 Assets Current assets: Cash and cash equivalents $6,874 $6,864 Short-term investments 3,197 3,747 Funds receivable and amounts held on behalf of customers 5,869 5,931 Prepaids and other current assets 569 638 Total current assets 16,509 17,180 Deferred income tax assets 2,881 2,439 Goodwill and intangible assets, net 792 777 Other assets, noncurrent 463 563 Total assets $20,645 $20,959 Liabilities and Stockholders’ Equity Current liabilities: Accrued expenses, accounts payables, and other current liabilities $2,654 $2,614 Funds payable and amounts payable to customers 5,869 5,931 Unearned fees 1,427 1,616 Total current liabilities 9,950 10,161 Long-term debt 1,991 1,995 Other liabilities, noncurrent 539 391 Total liabilities 12,480 12,547 Stockholders’ equity: Common stock — Additional paid-in capital 11,639 12,602 Accumulated other comprehensive income (loss) (49) 35 Accumulated deficit (3,425) (4,225) Total stockholders’ equity 8,165 8,412 Total liabilities and stockholders’ equity $20,645 $20,959 25

Condensed Consolidated Statements of Cash Flows Unaudited (in millions) Year Ended December 31 2023 2024 Cash flows from operating activities: Net income $4,792 $2,648 Adjustments to reconcile net income to cash provided by operating activities: Depreciation and amortization 44 65 Stock-based compensation expense 1,120 1,407 Deferred income taxes (2,875) 433 Other, net 83 32 Changes in operating assets and liabilities, net of acquisitions: Prepaids and other assets (102) (163) Accrued expenses and other liabilities 580 (104) Unearned fees 242 200 Net cash provided by operating activities 3,884 4,518 Cash flows from investing activities: Purchases of short-term investments (3,308) (3,146) Sales and maturities of short-term investments 2,380 2,605 Other investing activities, net (114) (75) Net cash used in investing activities (1,042) (616) Cash flows from financing activities: Taxes paid related to tax on equity awards (1,224) (630) Proceeds from exercise of equity awards and employee stock 110 168 purchase plan Share repurchases (2,252) (3,430) Change in funds payable and amounts payable to customers 936 320 Net cash used in financing activities (2,430) (3,572) Effect of exchange rate changes on cash, cash equivalents, 152 (237) and restricted cash Net increase in cash, cash equivalents, and restricted cash 564 93 Cash, cash equivalents, and restricted cash, beginning of year 12,103 12,667 Cash, cash equivalents, and restricted cash, end of year $12,667 $12,760 26

Key Business Metrics Three Months Ended Year Ended December 31 December 31 2023 2024 2023 2024 Nights and Experiences Booked 98.8M 111.0M 448.2M 491.5M Gross Booking Value $15.5B $17.6B $73.3B $81.8B We track certain key business metrics to measure our performance, identify trends, formulate financial projections, and make strategic decisions. Our key business metrics include GBV and Nights and Experiences Booked. GBV represents the dollar value of bookings on our platform in a period and is inclusive of host earnings, service fees, cleaning fees, and taxes, net of cancellations and alterations that occurred during that period. Nights and Experiences Booked on our platform in a period represents the sum of the total number of nights booked for stays and the total number of seats booked for experiences, net of cancellations and alterations that occurred in that period. We are not aware of any uniform standards for calculating these key metrics, which may hinder comparability with other companies that may calculate similarly titled metrics in a different way. 27

Reconciliations of Non-GAAP Financial Measures

The following is a reconciliation of net income (loss) to Adjusted EBITDA.

Adjusted EBITDA Reconciliation

(in millions, except percentages)

												Three Months Ended
	Mar 31 2022	Jun 30 2022	Sept 30 2022	Dec 31 2022	Mar 31 2023	Jun 30 2023	Sept 30 2023	Dec 31 2023	Mar 31 2024	Jun 30 2024	Sept 30 2024	Dec 31 2024
Revenue	$1,509	$2,104	$2,884	$1,902	$1,818	$2,484	$3,397	$2,218	$2,142	$2,748	$3,732	$2,480
Net income (loss)	$(19)	$379	$1,214	$319	$117	$650	$4,374	$(349)	$264	$555	$1,368	$461
Adjusted to exclude the following:												
Provision for (benefit from) income taxes	11	4	56	25	13	26	(2,695)	(34)	29	126	367	161
Other (income) expense, net	8	6	(8)	(7)	11	38	9	79	10	42	(3)	(9)
Interest income	(5)	(20)	(59)	(102)	(146)	(191)	(192)	(192)	(202)	(226)	(207)	(183)
Depreciation and amortization	29	26	13	13	11	9	8	16	14	14	15	22
Stock-based compensation expense	195	247	234	254	240	304	286	290	295	382	362	368
Acquisition-related impacts	11	(22)	1	(2)	12	(15)	3	(3)	6	1	(2)	(12)
Lodging taxes, host withholding taxes, and transactional taxes, net	(1)	2	6	6	4	(2)	41	931	8	-	58	(43)
Restructuring charges	-	89	-	-	-	-	-	-	-	-	-	-
Adjusted EBITDA	$229	$711	$1,457	$506	$262	$819	$1,834	$738	$424	$894	$1,958	$765
Net income (loss) margin	(1)%	18%	42%	17%	6%	26%	129%	(16)%	12%	20%	37%	19%
Adjusted EBITDA Margin	15%	34%	51%	27%	14%	33%	54%	33%	20%	33%	52%	31%

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The following is a reconciliation of net cash provided by operating activities to Free Cash Flow.

Free Cash Flow Reconciliation

(in millions, except percentages)

												Three Months Ended
	Mar 31 2022	Jun 30 2022	Sept 30 2022	Dec 31 2022	Mar 31 2023	Jun 30 2023	Sept 30 2023	Dec 31 2023	Mar 31 2024	Jun 30 2024	Sept 30 2024	Dec 31 2024
Revenue	$1,509	$2,104	$2,884	$1,902	$1,818	$2,484	$3,397	$2,218	$2,142	$2,748	$3,732	$2,480
TTM Revenue	$6,614	$7,383	$8,029	$8,399	$8,708	$9,088	$9,601	$9,917	$10,241	$10,505	$10,840	$11,102
Net cash provided by operating activities	$1,202	$801	$964	$463	$1,587	$909	$1,325	$63	$1,923	$1,051	$1,078	$466
Purchases of property and equipment	(6)	(5)	(6)	(8)	(6)	(9)	(15)	(17)	(14)	(8)	(4)	(8)
Free Cash Flow	$1,196	$796	$958	$455	$1,581	$900	$1,310	$46	$1,909	$1,043	$1,074	$458
Net cash provided by operating activities margin	80%	38%	33%	24%	87%	37%	39%	3%	90%	38%	29%	19%
Free Cash Flow Margin	79%	38%	33%	24%	87%	36%	39%	2%	89%	38%	29%	18%
TTM Net cash provided by operating activities	$2,909	$2,920	$3,349	$3,430	$3,815	$3,923	$4,284	$3,884	$4,220	$4,362	$4,115	$4,518
TTM Free Cash Flow	$2,886	$2,899	$3,328	$3,405	$3,790	$3,894	$4,246	$3,837	$4,165	$4,308	$4,072	$4,484
TTM Net cash provided by operating activities margin	44%	40%	42%	41%	44%	43%	45%	39%	41%	42%	38%	41%
TTM Free Cash Flow Margin	44%	39%	41%	41%	44%	43%	44%	39%	41%	41%	38%	40%

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A LOOK BACK Some trips are better in an Airbnb Our “Get an Airbnb” ad campaign showcased a series of travel truths: vacations get harder as the kids get older, a girls trip is more fun when everyone has space to get ready, and ‘pet friendly’ doesn’t mean much to your four-legged friends if there’s no yard. These ideas, based on real reasons guests book Airbnbs over hotels, made the campaign one of our most effective—driving the highest attention scores on TV we’ve ever seen and helping to increase awareness, consideration, and favorability. It all culminated with one of our most-loved commercials, Santastrophe. It told a story just as true—for Santa, and any sleepless kid who left him some milk and cookies—Christmas really is better, and merrier, in an Airbnb… with a chimney. 30